November 28, 2005

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously independent registered public accountants for the Cadre Institutional Investors Trust (the Trust) and, under the date of November 15, 2004, we reported on the financial statements of the Trust as of and for the years ended September 30, 2004 and 2003. On September 22, 2005, we resigned as the Trust's independent registered public accounting firm. We have read the Trust's statements included under Sub-Item 77K of its Form N-SAR for the period ended September 30, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the statement that the Registrant's Board of Trustees and Audit Committee approved the engagement of Ernst & Young LLP as the Registrant's new independent registered public accounting firm to audit the Registrant's financial statements for the fiscal year ending September 30, 2005.

Very truly yours,

/s/ KPMG LLP
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ATTACHMENT

                                  Form N-SAR-B

Semi-Annual Period ended September 30, 2005

Sub-Item 77K:  Changes in registrant's certifying accountants

      KPMG LLP ("KPMG") resigned as the independent registered public accounting firm of Cadre Institutional Investors Trust (the "Registrant") effective September 22, 2005. The reports of KPMG on the Registrant's financial statements for the two most recent fiscal years contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years, and through September 22, 2005: (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Registrant's financial statements for such years; and (ii) there were no "reportable events" as defined by Item 304(a)(1)(v) of Regulation S-K.

      On September 22, 2005, the Registrant's Board of Trustees and Audit Committee approved the engagement of Ernst & Young LLP ("E&Y") as the Registrant's new independent registered public accounting firm to audit the Registrant's financial statements for the fiscal year ending September 30, 2005.